Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Tracy Ogden	Investor Contacts:	Teri Loxam
	(908) 740-1747		(908) 740-1986

	Claire Gillespie (267) 305-0932		Michael DeCarbo (908) 740-1807

Merck Announces First-Quarter 2018 Financial Results

•                  First-Quarter 2018 Worldwide Sales Were $10.0 Billion, an Increase of 6 Percent, Including a 3 Percent Positive Impact from Foreign Exchange

•                  First-Quarter 2018 GAAP EPS was $0.27, Reflecting a $1.4 Billion Aggregate Charge Related to the Formation of a Collaboration with Eisai; First-Quarter Non-GAAP EPS was $1.05

•                  Company Narrows and Raises 2018 Full-Year Revenue Range to be Between $41.8 Billion and $43.0 Billion, Including an Approximately 2 Percent Positive Impact from Foreign Exchange

•                  Company Lowers 2018 GAAP EPS Range to be Between $2.45 and $2.57; Narrows and Raises 2018 Full-Year Non-GAAP EPS Range to be Between $4.16 and $4.28, Including an Approximately 1 Percent Positive Impact from Foreign Exchange

•                  Results from Phase 3 KEYNOTE-189 Study Presented at AACR 2018 and Published in The New England Journal of Medicine Showed KEYTRUDA in Combination with Pemetrexed and Platinum Chemotherapy Reduced the Risk of Death by Half Compared with Chemotherapy Alone as a First-Line Treatment for Advanced Nonsquamous NSCLC

•                  Data from KEYNOTE-189 is Now Under Review by Regulatory Authorities in the United States, Europe and Japan

KENILWORTH, N.J., May 1, 2018 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2018.

“Merck had a strong start to the year driven by KEYTRUDA, GARDASIL, BRIDION and Animal Health,” said Kenneth C. Frazier, Merck Chairman and CEO. “This provides good momentum as we continue to execute on our pillars of growth and look to deliver innovative medicines and vaccines that address unmet needs for patients around the world.”

Financial Summary

	First Quarter
$ in millions, except EPS amounts	2018	2017
Sales	$10,037	$9,434
GAAP net income[1]	736	1,551
Non-GAAP net income that excludes items listed below[1,2]	2,844	2,437
GAAP EPS	0.27	0.56
Non-GAAP EPS that excludes items listed below[2]	1.05	0.88

Worldwide sales were $10.0 billion for the first quarter of 2018, an increase of 6 percent compared with the first quarter of 2017, including a 3 percent positive impact from foreign exchange.

GAAP (generally accepted accounting principles) earnings per share assuming dilution (EPS) were $0.27 for the first quarter of 2018, which reflects a $1.4 billion aggregate charge related to the formation of a collaboration with Eisai Co., Ltd. (Eisai). Non-GAAP EPS of $1.05 for the first quarter of 2018 excludes acquisition- and divestiture-related costs, restructuring costs, the charge related to the Eisai collaboration referenced above and certain other items.

Oncology Pipeline Highlights

Merck expanded its focus in oncology by further advancing the development program for KEYTRUDA (pembrolizumab), the company’s anti-PD-1 therapy, and Lynparza (olaparib), a PARP inhibitor being co-developed and co-commercialized with AstraZeneca. The company recently presented pivotal Phase 3 data for KEYTRUDA at the American Association for Cancer Research (AACR) Annual Meeting. Additionally, Merck and Eisai entered into a strategic collaboration for the worldwide co-development and co-commercialization of Lenvima (lenvatinib mesylate), an orally available tyrosine kinase inhibitor discovered by Eisai. Eisai and Merck will develop and commercialize Lenvima jointly, both as a monotherapy and in combination with KEYTRUDA.

•                  Merck announced results from KEYNOTE-189, a Phase 3 trial evaluating KEYTRUDA in combination with pemetrexed and cisplatin or carboplatin for the first-line treatment of metastatic nonsquamous non-small cell lung cancer (NSCLC). Findings showed that the

1 Net income attributable to Merck & Co., Inc.

2 Merck is providing certain 2018 and 2017 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the items, see Table 2a attached to this release.

combination significantly improved overall survival (OS), reducing the risk of death by half compared with chemotherapy alone. In pre-specified exploratory analyses, an OS benefit was observed regardless of PD-L1 expression in the three PD-L1 categories that were evaluated. These results were presented in a plenary session at the AACR Annual Meeting with simultaneous publication in The New England Journal of Medicine (NEJM).

•                  Based on the KEYNOTE-189 data, the U.S. Food and Drug Administration (FDA) granted Priority Review for the supplemental Biologics License Application (sBLA) for KEYTRUDA in combination with pemetrexed and platinum chemotherapy for the first-line treatment of patients with metastatic nonsquamous NSCLC with a PDUFA date of Sept. 23, 2018. Additionally, Merck announced that following validation by the European Medicines Agency (EMA), the centralized review process has begun for the company’s Type II Variation, which seeks approval for KEYTRUDA in combination with pemetrexed and platinum cisplatin or carboplatin for the first-line treatment of patients with metastatic nonsquamous NSCLC. The application was accepted for review based on OS and progression-free survival (PFS) data from the Phase 3 KEYNOTE-189 trial.

•                  Merck announced the Phase 3 KEYNOTE-042 trial evaluating KEYTRUDA as monotherapy for the first-line treatment of locally advanced or metastatic NSCLC, including nonsquamous or squamous histologies, met its primary endpoint of OS. An interim analysis conducted by the independent Data Monitoring Committee demonstrated that treatment with KEYTRUDA resulted in significantly longer OS than platinum-based chemotherapy (carboplatin plus paclitaxel or carboplatin plus pemetrexed) in patients with a PD-L1 tumor proportion score (TPS) of >1 percent.

•                  The FDA accepted for review a new sBLA for KEYTRUDA as a treatment in previously treated patients with recurrent or metastatic head and neck squamous cell carcinoma based on data from the Phase 3 KEYNOTE-040 trial. The FDA has set a PDUFA date of Dec. 28, 2018.

•                  Merck and the European Organisation for Research and Treatment of Cancer (EORTC), announced findings from the Phase 3 EORTC1325/KEYNOTE-054 trial investigating KEYTRUDA as adjuvant therapy in resected, high-risk stage III melanoma. The results of the study showed KEYTRUDA significantly prolonged recurrence-free survival, reducing the risk of disease recurrence or death by 43 percent compared to placebo in the overall study population. The results were presented in the opening plenary session at the AACR Annual Meeting with simultaneous publication in NEJM.

•                  Merck and Incyte Corporation announced that an external Data Monitoring Committee (eDMC) review of the pivotal Phase 3 ECHO-301/KEYNOTE-252 study results evaluating Incyte’s epacadostat in combination with KEYTRUDA in patients with unresectable or metastatic melanoma determined that the study did not meet the primary endpoint of improving PFS in the overall population compared to KEYTRUDA monotherapy. The study’s second primary endpoint of OS also is not expected to reach statistical significance. Based on these results, and at the recommendation of the eDMC, the study will be stopped. The safety profile observed in ECHO-301/KEYNOTE-252 was consistent with that observed in previously reported studies of epacadostat in combination with KEYTRUDA.

•                  The FDA accepted a new sBLA and granted Priority Review for KEYTRUDA as a treatment for patients with advanced cervical cancer with disease progression on or after chemotherapy. The FDA has set a PDUFA date of June 28, 2018.

•                  The sBLA for KEYTRUDA for the treatment of adult and pediatric patients with refractory primary mediastinal B-cell lymphoma, or who have relapsed after two or more prior lines of therapy, remains under review with the FDA. The FDA has extended the PDUFA date by 90 days to July 3, 2018 due to additional data and analyses submitted by Merck.

•                  The Committee for Medicinal Products for Human Use of the EMA adopted a positive opinion, recommending a marketing authorization of Lynparza for use as a maintenance therapy for patients with platinum-sensitive relapsed high grade, epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in complete response or partial response to platinum-based chemotherapy.

•                  The EMA validated for review the Marketing Authorization Application for Lynparza for use in patients with deleterious or suspected deleterious BRCA-mutated, human epidermal growth factor receptor 2 (HER2)-negative metastatic breast cancer who have been previously treated with chemotherapy in the neoadjuvant, adjuvant or metastatic setting. This is the first regulatory submission for a PARP inhibitor in breast cancer in Europe. In January 2018, Lynparza was approved by the FDA for use in the treatment of BRCA-mutated HER2-negative metastatic breast cancer, becoming the first PARP inhibitor to be approved beyond ovarian cancer.

•                  The FDA granted Orphan Drug Designation for selumetinib, a MEK 1/2 inhibitor being co-developed with AstraZeneca, for the treatment of neurofibromatosis type 1.

•                  Merck and Viralytics Limited signed a definitive agreement under which it is proposed that Merck will acquire Viralytics, an Australian publicly traded company focused on oncolytic immunotherapy treatments for a range of cancers. Upon completion of the transaction,

Merck will gain full rights to Cavatak (CVA21), Viralytics’s investigational oncolytic immunotherapy.

Other Pipeline Highlights

The company also continued to advance its vaccines, HIV and infectious diseases pipelines.

•                  Merck announced the beginning of two Phase 3 studies of V114, an investigational polyvalent conjugate vaccine for the prevention of pneumococcal disease. The first study will evaluate the safety, tolerability and immunogenicity of V114 followed by Pneumococcal Vaccine Polyvalent one year later in healthy adult subjects 50 years of age or older. The second study will evaluate the safety, tolerability and immunogenicity of V114 followed by Pneumococcal Vaccine Polyvalent administered eight weeks later in adults infected with HIV. Results from Phase 1 and Phase 2 studies were presented at the International Society on Pneumococci and Pneumococcal Diseases.

•                  Merck presented data from its robust HIV pipeline, including doravirine, a late-stage investigational non-nucleoside reverse transcriptase inhibitor, and MK-8591, an investigational nucleoside reverse transcriptase translocation inhibitor, at the Conference on Retroviruses and Opportunistic Infections. Doravirine is currently under review with the EMA and FDA with a PDUFA date of Oct. 23, 2018 in the United States.

•                  Merck announced that a pivotal Phase 3 study of relebactam, the company’s investigational beta-lactamase inhibitor, in combination with imipenem/cilastatin, demonstrated a favorable overall response in the treatment of certain imipenem—non-susceptible bacterial infections, the primary endpoint, with lower treatment-emergent nephrotoxicity (kidney toxicity), a secondary endpoint, compared to a Colistin (colistimethate sodium) plus imipenem regimen. Based on these results, the company plans to submit a New Drug Application to the FDA.

First-Quarter Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as sales of Animal Health products.

	First Quarter
$ in millions	2018	2017	Change	Change Ex-Exchange
Total Sales	$10,037	$9,434	6%	3%
Pharmaceutical	8,919	8,185	9%	4%
KEYTRUDA	1,464	584	151%	142%
JANUVIA / JANUMET	1,424	1,335	7%	2%
GARDASIL / GARDASIL 9	660	532	24%	20%
ZETIA / VYTORIN	471	575	-18%	-26%
PROQUAD, M-M-R II and VARIVAX	392	355	10%	9%
ISENTRESS / ISENTRESS HD	281	305	-8%	-12%
SIMPONI	231	184	26%	11%
NUVARING	216	160	36%	32%
BRIDION	204	148	38%	31%
Animal Health	1,065	939	13%	7%
Livestock	652	578	13%	6%
Companion Animals	413	361	14%	9%
Other Revenues	53	310	-83%	-19%

Pharmaceutical Revenue

First-quarter pharmaceutical sales increased 9 percent to $8.9 billion, including a 5 percent positive impact from foreign exchange. The increase was primarily driven by growth in oncology, hospital acute care and diabetes, partially offset by lower sales in virology and the ongoing impacts of the loss of market exclusivity for several products.

Growth in oncology was driven by a significant increase in sales of KEYTRUDA, reflecting the company’s continued launches with new indications globally and the strong momentum for the treatment of patients with NSCLC, as KEYTRUDA is the only anti-PD-1 approved in the first-line setting. Additionally, oncology sales reflect alliance revenue of $33 million related to Lynparza.

Growth in hospital acute care reflects strong global demand of BRIDION (sugammadex) Injection 100 mg/mL, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults undergoing surgery.

Growth in diabetes was driven by JANUVIA (sitagliptin) and JANUMET (sitagliptin and metformin HCl), medicines that help lower blood sugar in adults with type 2 diabetes, reflecting growth in international markets driven by higher demand, partially offset by pricing pressure. Sales declines in the United States reflect continued pricing pressure that was partially offset by volume growth, as well as a favorable adjustment to rebate reserves.

Performance in vaccines was primarily driven by higher sales of GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] and GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant), vaccines to prevent certain cancers and other diseases caused by HPV, reflecting growth in Asia Pacific, primarily due to the commercial launch in China, and growth in Europe, partially offset by lower sales in the United States. The decrease in GARDASIL/GARDASIL 9 sales in the United States was driven by declining volumes due to the continued transition to the two-dose regimen. Vaccines performance was negatively affected by a significant decrease in sales of ZOSTAVAX (zoster vaccine live), a vaccine for the prevention of herpes zoster, primarily due to the approval of a competitor product that received a preferential recommendation from the U.S. Advisory Committee on Immunization Practices in October 2017. The company anticipates that future sales of ZOSTAVAX will continue to be unfavorably affected by this competition.

Pharmaceutical sales growth in the quarter was partially offset by lower sales in virology, largely reflecting a significant decline in ZEPATIER (elbasvir and grazoprevir), a medicine for the treatment of chronic hepatitis C virus genotypes 1 or 4 infection, due to increasing competition and declining patient volumes, which the company expects to continue.

Pharmaceutical sales growth for the quarter was also partially offset by the ongoing impacts from the loss of United States market exclusivity for ZETIA (ezetimibe) in late 2016 and VYTORIN (ezetimibe/simvastatin) in April 2017, medicines for lowering LDL cholesterol; biosimilar competition for REMICADE (infliximab), a treatment for inflammatory diseases, in the company’s marketing territories in Europe; and the 2017 loss of exclusivity for CANCIDAS (caspofungin acetate for injection), an antifungal, in Europe.

Animal Health

Animal Health sales totaled $1.1 billion for the first quarter of 2018, an increase of 13 percent compared with the first quarter of 2017, including a 6 percent positive impact from foreign exchange. Growth was driven by higher sales of livestock products, primarily ruminants and poultry products, as well as higher sales of companion animal products.

In the first quarter of 2018, Animal Health became a reportable segment, resulting in additional disclosure requirements under U.S. GAAP related to segment performance, including segment profits. Animal Health segment profits were $413 million in the first quarter of 2018, a decrease of 1 percent compared with $417 million in the first quarter of 2017.3

First-Quarter Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[2]
First-Quarter 2018
Materials and production	$3,184	$734	$6	$—	$2,444
Marketing and administrative	2,508	8	1	—	2,499
Research and development	3,196	1	2	1,400	1,793
Restructuring costs	95	—	95	—	—
Other (income) expense, net	(291)	(10)	—	(22)	(259)

First-Quarter 2017[5]
Materials and production	$3,049	$855	$63	$—	$2,131
Marketing and administrative	2,472	20	1	—	2,451
Research and development	1,830	11	—	—	1,819
Restructuring costs	151	—	151	—	—
Other (income) expense, net	(71)	(3)	—	(9)	(59)

GAAP Expense, EPS and Related Information

Gross margin was 68.3 percent for the first quarter of 2018 compared to 67.7 percent for the first quarter of 2017. The increase in gross margin for the first quarter of 2018 was primarily driven by a lower net impact of acquisition- and divestiture-related costs and restructuring costs which reduced gross margin by 7.4 percentage points in the first quarter of 2018 compared with 9.7 percentage points in the first quarter of 2017. The increase was partially offset by the amortization of unfavorable manufacturing variances, in part resulting from the June 2017 cyber-attack, as well as the unfavorable effects of foreign exchange.

Marketing and administrative expenses were $2.5 billion in the first quarter of 2018, a 1 percent increase compared to the first quarter of 2017. The increase primarily reflects the

3 Animal Health segment profits are comprised of segment sales, less all materials and production costs, as well as marketing and administrative expenses and research and development costs directly incurred by the segment. For internal management reporting, Merck does not allocate general and administrative expenses not directly incurred by the segment, nor the cost of financing these activities. Separate divisions maintain responsibility for monitoring and managing these costs, including depreciation related to fixed assets utilized by these divisions and, therefore, they are not included in segment profits.

4 Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

5 On Jan. 1, 2018, the company adopted a new accounting standard related to defined benefit plans. Upon adoption, net periodic benefit cost/credit other than service cost was reclassified to Other (income) expense, net from the previous classifications within Materials and production costs, Marketing and administrative expenses and Research and development costs. Previously reported amounts have been reclassified to conform to the new presentation.

unfavorable effects of foreign exchange and higher administrative costs, reflecting the prioritization of investment in growth products.

Research and development (R&D) expenses were $3.2 billion in the first quarter of 2018 compared with $1.8 billion in the first quarter of 2017. The increase was driven primarily by a $1.4 billion aggregate charge related to the formation of the collaboration with Eisai, the unfavorable effects of foreign exchange, increased clinical development spending and investment in early drug development, partially offset by lower licensing costs.

Other (income) expense, net, was $291 million of income in the first quarter of 2018 compared to $71 million of income in the first quarter of 2017. Other (income) expense, net, in the first quarter of 2018 reflects a gain from a legal settlement and the recognition of unrealized gains on securities as a result of the adoption of a new accounting standard for equity investments.

The effective income tax rate of 44.9 percent for the first quarter of 2018 reflects the unfavorable impact of the $1.4 billion aggregate charge related to the formation of the Eisai collaboration for which no tax benefit has been recognized.

GAAP EPS was $0.27 for the first quarter of 2018 compared with $0.56 for the first quarter of 2017.

Non-GAAP Expense, EPS and Related Information

The non-GAAP gross margin was 75.7 percent for the first quarter of 2018 compared to 77.4 percent for the first quarter of 2017. The decrease in non-GAAP gross margin was predominately due to the amortization of unfavorable manufacturing variances, in part resulting from the June 2017 cyber-attack, as well as the unfavorable effects of foreign exchange.

Non-GAAP marketing and administrative expenses were $2.5 billion in the first quarter of 2018, an increase of 2 percent compared to the first quarter of 2017. The increase in non-GAAP marketing and administrative expenses was driven primarily by the unfavorable effects of foreign exchange and higher administrative costs, reflecting the prioritization of investment in growth products.

Non-GAAP R&D expenses were $1.8 billion in the first quarter of 2018, a 1 percent decrease compared to the first quarter of 2017. The decrease primarily reflects lower licensing costs partially offset by the unfavorable effects of foreign exchange, increased clinical development spending and investment in early drug development.

Non-GAAP other (income) expense, net, was $259 million of income in the first quarter of 2018 compared to $59 million of income in the first quarter of 2017. Non-GAAP other

(income) expense, net, in the first quarter of 2018 reflects a gain from a legal settlement and the recognition of unrealized gains on securities as a result of the adoption of a new accounting standard for equity investments.

Non-GAAP EPS was $1.05 for the first quarter of 2018 compared with $0.88 for the first quarter of 2017.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	First Quarter
$ in millions, except EPS amounts	2018	2017
EPS
GAAP EPS	$0.27	$0.56
Difference[6]	0.78	0.32
Non-GAAP EPS that excludes items listed below[2]	$1.05	$0.88

Net Income
GAAP net income[1]	$736	$1,551
Difference	2,108	886
Non-GAAP net income that excludes items listed below[1,2]	$2,844	$2,437

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$733	$883
Restructuring costs	104	215
Aggregate charge related to the formation of a collaboration with Eisai	1,400	—
Other	(22)	(9)
Net decrease (increase) in income before taxes	2,215	1,089
Estimated income tax (benefit) expense	(107)	(203)
Decrease (increase) in net income	$2,108	$886

Financial Outlook

Merck has narrowed and raised its full-year 2018 revenue range to be between $41.8 billion and $43.0 billion, including an approximately 2 percent positive impact from foreign exchange at current exchange rates.

Merck has lowered its full-year 2018 GAAP EPS range to be between $2.45 and $2.57. The change in the GAAP EPS range reflects the inclusion of the charge related to the collaboration with Eisai. Merck narrowed and raised its full-year 2018 non-GAAP EPS range to be between $4.16 and $4.28, including an approximately 1 percent positive impact from foreign exchange at current exchange rates. The non-GAAP range excludes acquisition- and divestiture-related costs, costs related to restructuring programs, a charge related to the formation of the collaboration with Eisai and certain other items.

6 Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

The following table summarizes the company’s 2018 financial guidance.

	GAAP	Non-GAAP[2]

Revenue	$41.8 to $43.0 billion	$41.8 to $43.0 billion**
Operating expenses	Lower than 2017 by a low-single digit rate	Higher than 2017 by a low- to mid-single digit rate
Effective tax rate	24.5% to 25.5%	19.0% to 20.0%
EPS	$2.45 to $2.57	$4.16 to $4.28

**The company does not have any non-GAAP adjustments to revenue.

A reconciliation of anticipated 2018 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

$ in millions, except EPS amounts	Full-Year 2018

GAAP EPS	$2.45 to $2.57
Difference[6]	1.71
Non-GAAP EPS that excludes items listed below[2]	$4.16 to $4.28

Acquisition- and divestiture-related costs[4]	$3,200
Restructuring costs	500
Aggregate charge related to the formation of a collaboration with Eisai	1,400
Net decrease (increase) in income before taxes	5,100
Estimated income tax (benefit) expense	(515)
Decrease (increase) in net income	$4,585

The expected full-year 2018 GAAP effective tax rate of 24.5 to 25.5 percent reflects an unfavorable impact of approximately 5.5 percentage points from the above items.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://investors.merck.com/events-and-presentations/default.aspx. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 9499465. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 9499465. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

For more than a century, Merck, a leading global biopharmaceutical company known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to advance the prevention and treatment of diseases that threaten people and communities around the world - including cancer, cardio-metabolic diseases, emerging animal diseases, Alzheimer’s disease and infectious diseases including HIV and Ebola. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2017 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP
	1Q18	1Q17	% Change
Sales	$10,037	$9,434	6%

Costs, Expenses and Other
Materials and production (1)	3,184	3,049	4%
Marketing and administrative (1)	2,508	2,472	1%
Research and development (1) (2)	3,196	1,830	75%
Restructuring costs (3)	95	151	-37%
Other (income) expense, net (1)	(291)	(71)	*
Income Before Taxes	1,345	2,003	-33%
Taxes on Income (1)	604	447
Net Income	741	1,556	-52%
Less: Net Income Attributable to Noncontrolling Interests	5	5
Net Income Attributable to Merck & Co., Inc.	$736	$1,551	-53%
Earnings per Common Share Assuming Dilution	$0.27	$0.56	-52%

Average Shares Outstanding Assuming Dilution	2,710	2,766
Tax Rate (4)	44.9%	22.3%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Research and development expenses in the first quarter of 2018 include a $1.4 billion aggregate charge related to the formation of a collaboration with Eisai Co., Ltd (Eisai).

(3) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(4) The effective income tax rate for the first quarter of 2018 reflects the unfavorable impact of a $1.4 billion aggregate pretax charge related to the formation of a collaboration with Eisai for which no tax benefit was recognized.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

FIRST QUARTER 2018

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items (3)	Adjustment Subtotal	Non-GAAP

Materials and production	$3,184	734		6			740	$2,444
Marketing and administrative	2,508	8		1			9	2,499
Research and development	3,196	1		2		1,400	1,403	1,793
Restructuring costs	95			95			95	—
Other (income) expense, net	(291)	(10)				(22)	(32)	(259)
Income Before Taxes	1,345	(733)		(104)		(1,378)	(2,215)	3,560
Income Tax Provision (Benefit)	604	(91	)(4)	(21	)(4)	5 (4)	(107)	711
Net Income	741	(642)		(83)		(1,383)	(2,108)	2,849
Net Income Attributable to Merck & Co., Inc.	736	(642)		(83)		(1,383)	(2,108)	2,844
Earnings per Common Share Assuming Dilution	$0.27	(0.24)		(0.03)		(0.51)	(0.78)	$1.05

Tax Rate	44.9%							20.0%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions.  Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect increases in the estimated fair value measurement of liabilities for contingent consideration.  Amounts included in other (income) expense, net reflect royalty income, partially offset by an increase in the estimated fair value measurement of liabilities for contingent consideration.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Amount included in research and development expenses represents an aggregate charge related to the formation of a collaboration with Eisai Co., Ltd.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2018	2017					1Q
	1Q	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %
TOTAL SALES (1)	$10,037	$9,434	$9,930	$10,325	$10,433	$40,122	6	3
PHARMACEUTICAL	8,919	8,185	8,759	9,156	9,290	35,390	9	4
Oncology
Keytruda	1,464	584	881	1,047	1,297	3,809	151	142
Emend	125	133	143	137	143	556	-5	-9
Temodar	57	66	65	68	73	271	-13	-18
Alliance Revenue — Lynparza	33			5	16	20
Vaccines (2)
Gardasil / Gardasil 9	660	532	469	675	633	2,308	24	20
ProQuad / M-M-R II / Varivax	392	355	399	519	403	1,676	10	9
RotaTeq	193	224	123	179	160	686	-14	-15
Pneumovax 23	179	163	166	229	263	821	9	7
Zostavax	65	154	160	234	121	668	-58	-60
Hospital Acute Care
Bridion	204	148	163	185	209	704	38	31
Noxafil	176	141	155	162	179	636	24	17
Invanz	151	136	150	159	157	602	11	8
Cubicin	98	96	103	91	92	382	2	-2
Cancidas	91	121	112	94	95	422	-25	-31
Primaxin	72	62	71	73	74	280	15	9
Immunology
Simponi	231	184	199	219	217	819	26	11
Remicade	167	229	208	214	186	837	-27	-35
Neuroscience
Belsomra	54	42	52	56	60	210	31	27
Virology
Isentress / Isentress HD	281	305	282	310	308	1,204	-8	-12
Zepatier	131	378	517	468	296	1,660	-65	-69
Cardiovascular
Zetia	305	334	367	320	323	1,344	-9	-17
Vytorin	167	241	182	142	186	751	-31	-38
Atozet	73	49	63	59	54	225	47	30
Adempas	68	84	67	70	79	300	-19	-25
Diabetes (3)
Januvia	880	839	948	1,012	938	3,737	5	1
Janumet	544	496	563	513	586	2,158	10	4
Women’s Health
NuvaRing	216	160	199	214	188	761	36	32
Implanon / Nexplanon	174	170	178	155	183	686	2	1
Diversified Brands
Singulair	175	186	203	161	182	732	-6	-12
Nasonex	122	139	85	42	120	387	-12	-17
Cozaar / Hyzaar	120	112	119	128	125	484	7	0
Arcoxia	83	103	89	80	91	363	-20	-25
Follistim AQ	67	81	79	72	66	298	-17	-22
Dulera	57	82	69	59	77	287	-31	-31
Fosamax	55	61	66	53	62	241	-9	-17
Other Pharmaceutical (4)	989	995	1,064	952	1,048	4,065	-1	-6
ANIMAL HEALTH	1,065	939	955	1,000	981	3,875	13	7
Livestock	652	578	591	647	668	2,484	13	6
Companion Animals	413	361	364	353	313	1,391	14	9
Other Revenues (5)	53	310	216	169	162	857	-83	-19

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Total Vaccines sales were $1,561 million in the first quarter of 2018 and $1,516 million, $1,404 million, $1,924 million and $1,704 million for the first, second, third and fourth quarters of 2017, respectively.

(3) Total Diabetes sales were $1,433 million in the first quarter of 2018 and $1,338 million, $1,520 million, $1,531 million and $1,533 million for the first, second, third and fourth quarters of 2017, respectively.

(4) Includes Pharmaceutical products not individually shown above.

(5) Other Revenues are comprised primarily of Healthcare Services segment revenues, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.